Exhibit 10.23

Draft Dated February 10, 2014

Form for 2014 Awards

Strategic Grant to Executive Team

STRATEGIC PERFORMANCE AWARD AGREEMENT

This STRATEGIC PERFORMANCE AWARD AGREEMENT (this “Agreement”) is by and between Superior Energy Services, Inc. (“Superior”) and <<Participant Name>> (the “Participant”).

WHEREAS, Superior has adopted the 2013 Stock Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Superior may, among other things, grant performance awards in the form of phantom shares of Superior common stock, $.001 par value per share (the “Common Stock”), to officers and key employees of Superior or its subsidiaries (collectively, the “Company”); and

WHEREAS, the Committee believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.

NOW, THEREFORE, Superior and the Participant hereby agree as follows:

Section 1. The Plan. The Plan, a copy of which has been made available to the Participant, is incorporated by reference and made a part of this Agreement as if fully set forth herein. This Agreement uses a number of defined terms that are defined in the Plan or in the body of this Agreement. These defined terms are capitalized wherever they are used.

Section 2. Award.

(a) The Committee has agreed to award the Participant an Other Stock Based Award consisting of performance shares (the “Performance Shares”) with an aggregate grant date value of $        (the “Aggregate Grant Value”), which Performance Shares will be awarded through two separate grants under the following schedule, provided the Participant is an employee of the Company on the applicable grant date (each, a “Grant Date”):

(i) Effective February 12, 2014 (the “2014 Grant Date”), the Participant will receive a target award of Performance Shares determined by dividing 50% of the Aggregate Grant Value by the Fair Market Value of a share of Common Stock on the 2014 Grant Date, and rounding up to the nearest whole number (such Performance Shares referred to herein as the “2014 Target Award”).

(ii) Effective March 1, 2015 (the “2015 Grant Date”), the Participant will receive a target award of Performance Shares determined by dividing 50% of the Aggregate Grant Value by the Fair Market Value of a share of Common Stock on the 2015 Grant Date, and rounding up to the nearest whole number (such Performance Shares referred to herein as the “2015 Target Award”).

(b) Each Performance Share represents the right to receive a share of Common Stock on the Payment Date (as defined in Section 4), and all Related Credits credited to the Participant’s Dividend Equivalent Account (as such terms are defined in Section 2(c)) with respect to such Performance Share, subject to the terms and conditions set forth in this Agreement and the Plan. Notwithstanding anything to the contrary in this Agreement, the Participant has the right to earn and vest in up to 150% of the number of Performance Shares represented by each of the 2014 Target Award and the 2015 Target Award, based on the Company’s level of achievement of the applicable performance goals described in Section 3 and the Appendices hereto, as certified by the Committee, and satisfaction of the service requirements set forth herein.

(c) The Performance Shares are not actual shares of Common Stock and do not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any shares of Common Stock until such shares of Common Stock are issued. From and after the applicable Grant Date of Performance Shares until the issuance of the shares of Common Stock payable in respect of any Vested Performance Shares (as defined below), the Participant shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends and (b) the amount equal to the Fair Market Value of any shares of Common Stock, securities, or other property distributed or distributable in respect of one share of Common Stock to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock for each Vested Performance Share at all times from the applicable Grant Date of such Performance Share to such issuance date (collectively, the “Related Credits”). All such Related Credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Participant with respect to all Performance Shares granted on the same Grant Date. All such Related Credits shall vest or be forfeited at the same time and on the same terms as the Performance Shares to which they relate.

Section 3. Performance Goals; Vesting.

(a) The number of Performance Shares earned will be based upon the level of the Company’s free cash flow (“Free Cash Flow”) achieved for each performance period (each, a “Performance Period”) relative to the goals established by the Committee. The performance goals and payout matrix applicable to the 2014 Target Award are set forth on Appendix A hereto, and the performance goals and payout matrix applicable to the 2015 Target Award will be set forth on Appendix B hereto, which will be approved by the Committee in its sole discretion and incorporated into this Agreement prior to the 2015 Grant Date.

(b) With respect to the Performance Shares granted in 2014, within 90 days following the end of fiscal year 2014, the Committee will certify in writing, by resolution or otherwise, the level of Free Cash Flow for 2014 and the resulting Performance Shares earned, if any, in respect of the 2014 Target Award (between 0% and 150%) in accordance with Appendix A. These earned Performance Awards will vest and payout pursuant to Section 4 if, except as otherwise provided in Section 5, the Participant remains actively employed with the Company through January 2, 2016.

(c) With respect to the Performance Shares granted in 2015, within 90 days following the end of fiscal year 2015, the Committee will certify in writing, by resolution or otherwise, the level of Free Cash Flow for 2015 and the resulting Performance Shares earned, if any, in respect of the 2015 Target Award (between 0% and 150%) in accordance with Appendix B. These earned Performance Awards will vest and payout pursuant to Section 4 if, except as otherwise provided in Section 5, the Participant remains actively employed with the Company through January 2, 2016.

(d) The earned and vested Performance Shares under Sections 3(b) and (c) above are referred to herein as the “Vested Performance Shares.” Any Performance Shares that are not earned and vested shall, with no further action, be forfeited and cease to be outstanding.

(e) For purposes of this Agreement, Free Cash Flow for each of the fiscal years ended December 31, 2014 and December 31, 2015 shall mean net cash provided by operating activities less payments for capital expenditures, each as set forth in Superior’s Consolidated Statement of Cash Flows included in Superior’s Form 10-K filed with the Securities and Exchange Commission (the “Commission”) for each of the fiscal years ended December 31, 2014 and December 31, 2015, respectively, and as adjusted as provided herein. The Committee shall adjust Free Cash Flow to recognize, when applicable, (1) the effect of accounting changes in accordance with generally accepted accounting principles, (ii) the impact of changes to international, federal and state tax laws, and (iii) unusual or non-recurring transactions or events affecting the Company during either Performance Period, including those arising from the acquisition or disposition of assets, impairments or costs associated with exit or disposal activities or material impairments that are reported on a Form 8-K filed with the Commission.

Section 4. Payout of Performance Shares. Except as provided in Section 5(b), payout of the Vested Performance Shares shall be made effective on the later of (i) March 1, 2016, or (ii) the date in 2016 that the Committee makes the certification required by Section 3(c) (each, a “Payment Date”). No later than 10 days following the applicable Payment Date, Superior will credit the Participant’s brokerage account with the shares of Common Stock and the cash value of any Related Credits applicable to such Vested Performance Shares, less any applicable tax withholding. The Committee retains discretion to decrease the amount payable to the Participant if it deems appropriate, but shall not increase the amount payable to the Participant to an amount that is higher than the amount payable under the formulas described herein.

Section 5. Early Termination; Change of Control.

(a) In the event of the Participant’s termination of employment prior to January 2, 2016 due to (i) any reason other than voluntary termination by the Participant (other than as permitted under Section 5(a)(iv)) or cause as determined by the Committee in its sole discretion, (ii) death, (iii) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), or (iv) Retirement (as hereinafter defined), the Participant shall forfeit as of the date of termination a number of Performance Shares determined by multiplying each of the 2014 Target Award and the 2015 Target Award, but only if the Participant received the grant, by a fraction, the numerator of which is the number of full months in the Performance Period following the date of termination, death, disability or Retirement to the end of the applicable Performance Period and the denominator of which is twelve (12). The Committee shall determine the number of Performance Shares forfeited from each of the 2014 Target Award and the 2015 Target Award, as applicable, and the amount to be paid to the Participant or his beneficiary shall be determined by the Committee in accordance with Section 3 based on the achievement of the performance criteria for each Performance Period. Any such amounts will be paid in accordance with Section 4. As used herein, “Retirement” is defined as the voluntary termination of employment at or after age 55 with at least five years of service.

(b) In the event of a Change of Control occurring after the grant date of an award granted under Section 2(a) but prior to the end of the Performance Period applicable to that award, the Company shall be deemed to have achieved the maximum level of Free Cash Flow in accordance with Sections 3(b) and 3(c) and the Participant shall vest in 150% of the applicable target award. In the event of a Change of Control occurring after the end of the Performance Period for an award granted under Section 2(a) but prior to payout of the award, the Participant shall vest in the number of Performance Shares determined based on actual achievement of the performance criteria for that Performance Period in accordance with Section 3(b) and 3(c). Payout of the Vested Performance Shares following a Change of Control shall be made to the Participant as soon as administratively practical following the Change of Control, but in no event later than 2.5 months following the end of the year in the such Change of Control occurs. Notwithstanding the foregoing, if the Change of Control does not qualify as a “change in control event” under Section 409A of the Code, and any regulations or guidance promulgated thereunder, then payment shall be made at the time specified in Section 4.

Section 6. Forfeiture of Award.

(a) If the Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the 2014 Grant Date and ending on the third anniversary of the end of the 2015 Performance Period or (ii) results in an increase of the value of the Participant’s Performance Shares, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the shares of Common Stock received upon payout of the Vested Performance Shares received by the Participant during the three-year period following such conduct and the shares of Common Stock that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Shares”). All determination regarding the value of the Performance Shares shall be made solely by the Committee in good faith.

(b) The Performance Shares granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

(c) If the Committee determines that the Participant owes any amount to the Company under Sections 6(a) or 6(b) above, the Participant shall return to the Company the Excess Shares (or the shares recoverable under Section 6(b)) acquired by the Participant pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) or, if no longer held by the Participant, the Participant shall pay to the Company, without interest, all cash, securities or other assets received by the Participant upon the sale or transfer of such shares. The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct the amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.

Section 7. Miscellaneous.

(a) The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive grants of Performance Shares and that the grant is considered confidential information. The Participant hereby covenants and agrees not to disclose the award of Performance Shares pursuant to this Agreement to any other person except (i) the Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (ii) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, and (iii) to the extent the terms of this Agreement have been publicly disclosed by the Company.

(b) At the time of payout of the Vested Performance Shares, the Participant must deliver to Superior any sums required by federal, state or local tax law to be withheld with respect to the award or payments in respect of any Performance Shares. In accordance with and subject to the terms of the Plan, the Participant may satisfy the tax withholding obligation in whole or in part by delivering currently owned shares of Common Stock or by electing to have Superior withhold from the shares the Participant otherwise would receive upon vesting and payout of the Performance Shares the shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld (as determined under the Plan).

(c) The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

(d) Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

(e) This Agreement shall be construed and interpreted to comply with Section 409A of the Code. Superior reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Performance Shares in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder. Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the Performance Shares granted hereunder.

(f) Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Superior at its office, 1001 Louisiana Street, Suite 2900, Houston, TX 77002, to the

attention of the Secretary or at such other address as Superior may specify in writing to the Participant by a notice delivered in accordance with this Section 7(f). All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 7(f) and Section 7(m).

(g) Neither this Agreement nor the rights of Participant hereunder shall be transferable by the Participant during his life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Participant in connection herewith shall be transferred, assigned, pledged or hypothecated by Participant or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.

(h) Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Performance Shares or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

(j) If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Superior intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(k) The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided herein or in the Plan or as it may be amended from time to time by a written document signed by each of the parties hereto, including by electronic means as provided in Section 7(m). The Participant specifically acknowledges the Committee unilateral authority to amend this agreement to include Appendix B as set forth in Section 3(a). Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.

(l) Superior’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. Superior shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement. The Participant or any successor in interest shall be and remain a general creditor of Superior in the same manner as any other creditor having a general claim for matured and unpaid compensation.

(m) Superior may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Superior or a third party designated by Superior.

(n) The Participant must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Participant does not accept the terms of this Agreement, this award of Performance Shares is subject to cancellation.

(o) The Participant acknowledges that a waiver by Superior of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Plan participant.

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By clicking the “Accept” button, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Participant has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

Appendix A

to Strategic Performance Award Agreement

Performance Goals and Payout Matrix for 2014 Target Award

2014 Target Award:	Performance Shares

2014 Performance Period:	January 1, 2014 – December 31, 2014

Performance Goal:	Increase in Free Cash Flow above $175 million

		Percentage (%) of 2014 Target Award Earned
2014 Free Cash Flow

	Below $180 million	0%
Threshold	$180 million	50%
Target	$225 million	100%
Maximum	$270 million or above	150%

Performance results between the threshold, target and maximum levels will be calculated on a pro rata basis.

Appendix B

to Strategic Performance Award Agreement

Performance Goals and Payout Matrix for 2015 Target Award

[To be approved by the Compensation Committee of Superior Energy Services, Inc. and made a part hereof on or before March 1, 2015.]

2015 Target Award:	Performance Shares

2015 Performance Period:	January 1, 2015 – December 31, 2015

Performance Goal:	Increase in Free Cash Flow above $ million

		Percentage (%) of 2015 Target Award Earned
2015 Free Cash Flow

	Below $ million	0%
Threshold	$ million	50%
Target	$ million	100%
Maximum	$ million or above	150%

Performance results between the threshold, target and maximum levels will be calculated on a pro rata basis.